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                                                                  EXHIBIT 10(U)



                               CHANGE IN CONTROL AND
                           TERMINATION BENEFITS AGREEMENT


          THIS AGREEMENT is entered into as of the ___ day of _________, 1999 by and between Multigraphics, Inc., a Delaware corporation (the "COMPANY"), and ________________ (the "EXECUTIVE").

                                 W I T N E S S E T H

          WHEREAS, the Executive currently serves as a key employee of the Company or one of its subsidiaries and his services and knowledge are valuable to the Company in connection with the management of the Company and its operations; and

          WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a)  "BOARD" means the Board of Directors of the Company.

          (b) "CAUSE" means (1) embezzlement or misappropriation of corporate funds, other act of dishonesty, significant activities harmful to the reputation of the Company, willful refusal to perform or substantial disregard of the duties properly assigned to the Executive which do not differ in any material respect from the duties and responsibilities of Executive on the date hereof (other than as a result of the Executive's Incapacity), or significant violation of any statutory or common law duty of loyalty to the Company or (2) a material breach by Executive of this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative


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vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive engaged in the conduct set forth above in this subsection
(b) and specifying the particulars thereof in reasonable detail.

          (c)  "CHANGE IN CONTROL" means:

          (1) the acquisition by any individual, entity or group (a "PERSON"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "OUTSTANDING COMMON STOCK") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "OUTSTANDING VOTING SECURITIES"); excluding, however, the following: (a) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (b) any acquisition by the Company, (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction which complies with clause (i) or (ii) of subsection 1(c)(3); PROVIDED FURTHER, that for purposes of clause (b), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Common Stock or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

          (2) individuals who, as of the date hereof, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of such Board; PROVIDED that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and PROVIDED FURTHER, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board; or

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          (3)  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "CORPORATE TRANSACTION"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, or (ii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (4) consummation of a plan of complete liquidation or dissolution of the Company.

          (d)  "CODE" means the Internal Revenue Code of 1986, as amended.

          (e) "DATE OF TERMINATION" means (1) the effective date on which the Executive's employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 9 or (2) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive.

          (f) "GOOD REASON" means, without the Executive's express written consent, the occurrence of any of the following events:

          (1) any of (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to a Change in Control, (ii) an effective change in the Executive's reporting responsibilities, titles or offices with the Company as in effect on the date hereof, (iii) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to the date hereof or (iv) any material breach by the Company of this Agreement; or

          (2) a reduction by the Company in the Executive's rate of annual base salary as in effect on the date hereof or as the same may be increased from time to time thereafter; or

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          (3)  any requirement of the Company that the Executive (i) relocate from the Chicago metropolitan area or (ii) travel on Company business to an extent substantially more burdensome than the travel obligations of the Executive on the date hereof; PROVIDED, HOWEVER, that traveling not more than an average of once per month to and from the offices of the person who effects a Change in Control shall not be deemed to be Good Reason; or

          (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which the Executive is participating on the date hereof (including, without limitation, the Company's Executive Incentive Compensation Plan or a replacement plan thereto), unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan, (ii) provide the Executive and the Executive's dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive on the date hereof or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive on the date hereof or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies,
(iv) provide an office of a size and with furnishings and other appointments, together with secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies on the date hereof or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (v) provide the Executive with paid vacation and paid time off for illness in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive on the date hereof or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, or (vi) reimburse the Executive promptly for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive on the date hereof or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; or

          (5) the failure of the Company to obtain the assumption agreement from any successor or transferee as contemplated in Section 8(b); or

          (6) any request by a director or executive officer of the Company that the Executive participate in an unlawful act or take any action constituting a breach of the Executive's professional standard of conduct.

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          For purposes of this Agreement, any good faith determination of Good
Reason made by the Executive shall be conclusive; PROVIDED, HOWEVER, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

          Notwithstanding anything in this Agreement to the contrary, the Executive's right to terminate his employment for Good Reason shall not be affected by his Incapacity.

          (g) "INCAPACITY" means such physical or mental condition of the Executive as is expected to continue indefinitely and which renders the Executive incapable of performing any substantial portion of the Executive's duties and responsibilities (as confirmed by competent medical evidence).

          (h) "QUALIFYING TERMINATION" means a termination of the Executive's employment (1) by the Company for any reason other than for Cause or the Executive's Incapacity or (2) by the Executive for a Good Reason.

          (i) "RETIREMENT PLANS" means the Company's 401(k) plan(s), the Retirement Accumulation Plan or any successor plans.

          (j) "TERMINATION PERIOD" means the period of time beginning on the date a Change in Control occurs and ending on the earlier to occur of (i) the date which is 18 months after the date of such Change in Control and (ii) the Executive's death.

          2.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

          (a) If (x) during the Termination Period the employment of the Executive shall terminate by reason of a Qualifying Termination or (y) the employment of the Executive shall be terminated prior to a Change in Control by the Company for any reason other than for Cause or the Executive's Incapacity at a time when the Company is a party (or within 180 days after the effective date of such termination of employment the Company becomes a party (the date the Company becomes such a party being an "AGREEMENT DATE")) to a letter of intent which contemplates effecting, or a binding written agreement (subject to customary closing conditions) to effect, a transaction constituting a Change in Control, then the Company shall pay to Executive (or the Executive's beneficiary or estate), as compensation for services rendered to the Company:

          (1) within 30 days after the Date of Termination (or within 30 days after any Agreement Date), a lump sum cash amount equal to the sum of:

          (i) the Executive's full annual base salary from the Company and its affiliated companies through and including the Date of Termination, and the Executive's annual bonus, as determined or if not yet determined, as determined in a manner consistent with similar determinations with respect to other peer executives of the Company and its affiliated

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companies, in respect of the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, each to the extent not previously paid, and

          (ii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid; plus

          (2) within 30 days after the Date of Termination (or within 30 days after any Agreement Date), a lump sum cash amount equal to one and one-half (1-1/2) times the Executive's highest rate of annual base salary from the Company and its affiliated companies in effect at any time on or after the date hereof and prior to the Date of Termination; PROVIDED, HOWEVER, that any amount paid pursuant to this Section 2(a)(2) shall be paid in lieu of any other amount of severance relating to salary continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; plus

          (3) within 30 days after the Date of Termination (or within 30 days after any Agreement Date), a lump sum cash amount representing the Executive's annual bonus (which amount shall be pro rated as set forth below) in respect of the fiscal year in which the Date of Termination occurs in an amount determined in accordance with the Company's Executive Incentive Compensation Plan or a replacement plan thereto; PROVIDED, HOWEVER, that if the Date of Termination occurs on or prior to the end of the second fiscal quarter of the Company, such bonus shall be the target bonus of the Executive for such fiscal year; PROVIDED, FURTHER, that if the Date of Termination occurs on or prior to the end of the third fiscal quarter of the Company, the level of performance or the satisfaction of performance criteria applicable to determining the amount of such bonus shall be annualized and shall be determined based upon unaudited financial statements and/or performance as of the last day (for performance criteria based on balance sheet or similar items), or for the six-month period ending on the last day (for performance criteria based on statement of operations or similar items), of the second fiscal quarter of the fiscal year in which the Date of Termination occurs; PROVIDED, FURTHER, that if the Date of Termination occurs during the fourth fiscal quarter of the Company, the level of performance or the satisfaction of performance criteria applicable to determining the amount of such bonus shall be annualized and shall be determined based upon unaudited financial statements and/or performance as of the last day (for performance criteria based on balance sheet or similar items), or for the nine-month period ending on the last day (for performance criteria based on statement of operations or similar items), of the third fiscal quarter of the fiscal year in which the Date of Termination occurs; PROVIDED, FURTHER, that the amount of the Executive's bonus shall be the amount, if any, determined in accordance with one of the four immediately preceding provisos, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through and including the Date of Termination and the denominator of which is 365 or 366, as applicable; and PROVIDED FURTHER, that any amount paid pursuant to this Section 2(a)(3) shall be paid in lieu of any other amount of severance relating to the Executive's annual bonus to be

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received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

          (b) (1) In addition to the payments to be made pursuant to paragraph (a) of this Section 2, if on the Date of Termination the Executive shall not be fully vested in the employer contributions made on his behalf under the Retirement Plans, then the Company shall pay to the Executive within 30 days after the Date of Termination (or within 30 days after any Agreement Date) a lump sum cash amount equal to the value of the unvested portion of such employer contributions; PROVIDED, HOWEVER, that if any payment pursuant to this Section 2(b)(1) may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretive and no-action letters relating thereto) under Section 16. The value of any such unvested employer contributions shall be determined as of the Date of Termination; PROVIDED, HOWEVER, that the value of a share of common stock of the Company shall be the average closing price on the principal stock exchange or quotation system for the 10 trading days ending on the Date of Termination or, if such date is not a trading day, for the 10 trading days ending on the immediately preceding trading day.

          (2) For a period of 18 months commencing on the Date of Termination (or any Agreement Date), the Company shall continue to keep in full force and effect (or shall cause a successor to keep in full force and effect or shall cause to be provided by a third-party provider) all policies of medical, prescription, dental, accident, disability and life insurance with respect to the Executive and the Executive's spouse and other dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies. The obligation of the Company to continue coverage of the Executive and the Executive's spouse and other dependents under such policies shall cease at such time as the Executive and the Executive's spouse and other dependents obtain substantially comparable coverage under another policy or policies, including a policy maintained by another employer.

          3. LIMITATION ON PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding, it is the intention of the Company and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on occurrence of a Change in Control, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar less than the maximum amount that the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty (60) days following the earlier of (i) the giving of the notice of termination of

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employment or (ii) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an Excess Parachute Payment, the Executive and the Company, at the Company's expense, shall obtain the opinion of the Accounting Firm, which opinion need not be unqualified, which sets forth: (i) the amount of the "BASE PERIOD INCOME" of the Executive (as defined in Code Section 280G), (ii) the present value of Total Payments and (iii) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

          (b) In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized "Big Five" public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under this Section 3).
All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

          4. WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive (or the Executive's beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          5. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or its affiliated companies or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the prime rate quoted in the "Money Rates" section of THE WALL STREET JOURNAL from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from and including the date the Company receives the Executive's statement for such fees and expenses through but excluding the date of payment thereof; PROVIDED, HOWEVER, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 5, together with interest in an amount equal to the prime rate quoted in the "Money Rates" section of THE WALL
STREET JOURNAL from time to time in effect.

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          6.  TERMINATION OF AGREEMENT.  (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 6(b); PROVIDED, HOWEVER, that this Agreement shall terminate in any event upon the earlier to occur of (i) subject to Section 2(a)(y), termination of the Executive's employment with the Company prior to a Change in Control and (ii) the Executive's death.

          (b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 180 days after notice thereof is given by the Company to the Executive in accordance with
Section 9; PROVIDED, HOWEVER, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and PROVIDED FURTHER, that in no event shall this Agreement be terminated in the event of a Change in Control.

          7. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and except as set forth in Section 2(a)(y), if the Executive's employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; PROVIDED, HOWEVER, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

          8.  SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 8, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive's beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

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          (c)  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

          9. NOTICE. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to his address as set forth in the records of the Company, and if to the Company, to the Company's principal executive offices, attention Chief Financial Officer, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

          (b) A written notice of the Executive's Date of Termination by the Company or by the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          10. FULL SETTLEMENT; RESOLUTION OF DISPUTES. (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

          (b) Any controversy or claim arising out of this Agreement, or breach hereof, shall be settled by arbitration in the Chicago metropolitan area in accordance with the laws of the State of Illinois by three disinterested arbitrators, one of whom shall be appointed by the Company, one by the Executive, and the third of whom shall be appointed by the first two arbitrators. If the third arbitrator cannot be agreed upon, the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration

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Association, except with respect to the selection of arbitrators.  The arbitrators' determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (c) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final determination by the arbitrators as set forth in the foregoing subsection (b) declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and the Executive's spouse and other dependents or other beneficiaries, as the case may be, under Section 2, the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive's spouse and other dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to
Section 2 as though such termination were by the Company without Cause or by the Executive with Good Reason; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

          11. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          12. PARTICIPATION IN CHANGE IN CONTROL. The Executive agrees to notify the Company promptly of the Executive's determination to participate, or of any request, inquiry or invitation from any person that the Executive participate, in any activity or transaction which might reasonably be expected to result in a Change in Control.

          13. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to its conflicts of laws principles. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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



          15. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically set forth herein, the rights of, and benefits payable to, the Executive or the Executive's estate or beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive or the Executive's estate or beneficiaries under any other employee benefit plan or compensation program of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized member of the Compensation and Management Committee of the Board and the Executive has executed this Agreement as of the day and year first above written.


                              MULTIGRAPHICS, INC.


                              By:_____________________________________
                                   Jeffrey D. Benjamin
                                   Director, Chairman Compensation and
                                   Management Committee


                                 _____________________________________
                                   Executive

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